                                                                   EXHIBIT 10.20

                 2004 AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      THIS 2004 AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of the 1st day of July, 2004 (the "Effective Date") by and between Belden & Blake Corporation, an Ohio corporation ("Employer"), and John L. Schwager ("Executive").

      WHEREAS, Executive presently serves as Chief Executive Officer of Employer pursuant to the terms of an Amended and Restated Employment Agreement, dated as of July 1, 2001, as amended by the first and second amendment thereto (the "Prior Agreement"); and

      WHEREAS, Employer desires to continue to employ Executive as its Chief Executive Officer as of and after the Effective Date and Executive desires to be so employed by Employer, upon the terms and subject to the conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Executive, intending to be legally bound, agree as follows:

      1. Employment. Employer hereby employs Executive as its Chief Executive Officer upon the terms and conditions and for the compensation herein provided. Executive hereby agrees to be so employed and to fulfill the duties of Chief Executive Officer. Executive shall also serve as a member of Employer's Board of Directors. This Agreement shall, as of the Effective Date, replace the Prior Agreement in its entirety. The term of Executive's employment under this Agreement shall commence on the Effective Date and end when terminated pursuant to Section 4.

      2. Duties and Power. Executive shall serve the Employer on a part-time basis. For so long as Executive is employed by Employer, Executive agrees as follows: to devote up to 50% of his business time and attention to the business of Employer and of any subsidiaries or affiliates of Employer (excluding reasonable sick leave in accordance with Employer's policies consistent with his position) and to perform all duties in a professional and prudent manner. Executive's employment will be based at his home in Ivins, Utah, but, upon Employer's request, Executive shall spend up to one-third of his working time at Employer's principal executive offices in Canton, Ohio. As Chief Executive Officer, Executive shall report directly to the Board of Directors of Employer, have no other officer or employee of Employer senior to him and have full power, authority, duties and responsibilities customarily associated with the position as Chief Executive Officer, including, without limitation, authority, direction and control over day-to-day business, financial and personnel matters of Employer, subject to the lawful and reasonable policies and guidelines as may be established by the Board of Directors of Employer. Executive agrees not to engage in any other activity or own any interest that would conflict with the interest of Employer or would interfere with his responsibilities to Employer and the performance of his duties hereunder; provided, however, that: (i) passive investments of less than 5% of the outstanding securities of any corporation shall be deemed not to violate this provision; (ii) Executive may engage in activities involving charitable, educational, religious, industry, trade and similar types of organizations, speaking engagements and similar type activities to the extent that such other activities do not detract from the performance by Executive of his duties and obligations hereunder; and (iii) Executive may serve as an outside director of other companies to the extent that such service does not involve a conflict of interest and does not detract in any material respect from the performance by Executive of his duties and obligations hereunder.

      3. Compensation and Benefits. For all services rendered by Executive pursuant to this Agreement, Employer shall compensate Executive as follows:

      (a) Base Compensation. Subject to the terms and conditions set forth herein, Employer (or, at Employer's option, any subsidiary or affiliate of Employer for which Executive also provides services hereunder) shall pay to Executive a salary of at least $200,000. Such annual compensation as it may be increased from time to time shall be referred to herein as the "Base Compensation." Executive's Base Compensation will be paid in accordance with Employer's customary payroll practices (but not less frequently than monthly), and will be prorated based upon the number of days elapsed in any partial year. Subject to the minimum Base Compensation requirements set forth above, Base Compensation shall be reviewed annually by the Compensation Committee of Employer's Board of Directors and may be further increased at the sole discretion of such Committee.

      (b) Bonus. Executive shall be entitled to receive a Special Retention Bonus of $1,000,000 to be paid on the closing date of any Change in Control transaction that occurs prior to the date that is six (6) months following the Termination Date (as defined below). For purposes of this Agreement, a "Change in Control" shall mean the following and shall be deemed to occur if:

            (i) As a result of any transaction, any of the following occur (1) the Permitted Holders no longer beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), in the aggregate, at least 25% of the outstanding shares of common stock of Employer ("Outstanding Common Stock"), (2) the Permitted Holders no longer beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), in the aggregate, at least 50% of the combined voting power of Employer's then outstanding securities entitled to vote generally in the election of directors ("Employer Voting Securities"), or (3) any Person other than the Permitted Holders becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of an amount of Employer Voting Securities (as defined below) that is greater than the amount of Employer Voting Securities that are

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      then beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), in the aggregate, by the Permitted Holders; or

            (ii) Prior to the occurrence of an underwritten public offering of the Company's equity securities, any of the following events occurs:

                  (A) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (each, a "Person"), other than a Permitted Holder, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of the Employer Voting Securities; or

                  (B) Consummation by Employer of the sale or other disposition by Employer of all or substantially all of Employer's assets or a merger, consolidation or other reorganization of Employer with any other Person, other than:

                        (1) a merger, consolidation or other reorganization that would result in the voting securities of Employer outstanding immediately prior thereto (or, in the case of a reorganization or merger or consolidation that is preceded or accomplished by an acquisition or series of related acquisitions by any person, by tender or exchange offer or otherwise, of voting securities representing 50% or more of the combined voting power of all securities of Employer, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50% of the combined voting power of the voting securities of Employer or such other entity outstanding immediately after such reorganization or merger or consolidation (or series of related transactions involving such a reorganization or merger or consolidation), or

                        (2) a merger, consolidation or other reorganization effected to implement a recapitalization or reincorporation of Employer (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of Employer or its successor; or

            (iii) Following the occurrence of an underwritten public offering of Employer's equity securities, any of the following events occur:

                  (A) the acquisition in one or more transactions by any Pers on, other than a Permitted Holder, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of

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

            1934, as amended) of greater than thirty percent (30%) of the Employer Voting Securities; or

                  (B) the consummation of a merger, reorganization, consolidation, share exchange, transfer of assets or other transaction having similar effect involving Employer, unless, following such transaction, stock possessing at least fifty percent (50%) of the outstanding Employer Voting Securities of the corporation resulting from such transaction is beneficially owned, directly or indirectly, by Permitted Holders, or Persons who were beneficial owners of the Employer Voting Securities immediately prior to such transaction; or

                  (C) individuals who are members of the Board of Directors of Employer as of the Effective Date of this Agreement (the "Incumbent Directors") cease for any reason to constitute at least a majority of the members of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose appointment to the Board or nomination for election by Employer was approved by a vote of at least a majority of the Incumbent Directors then in office (unless such appointment or election was at the request of an unrelated third party who has taken steps reasonably calculated to result in a Change in Control as described in paragraphs (w) or (x) above and who has indicated publicly an intent to seek control of Employer) shall be treated from the date of his or her appointment or election as an Incumbent Director; or

                  (D) consummation of a complete liquidation or dissolution of Employer.

            For purposes of this Agreement, "Permitted Holders" means (i) TPG Partners II, L.P., TPG Parallel II, L.P. and TPG Investors II, L.P. (the "Investors"), (ii) any investment partnership or fund management by the principals of TPG II, (iii) any partners of the Investors, (iv) members of the immediate family of the persons described in (iii) and trusts for the benefit of members of their immediate family, (iv) the respective affiliates (within the meaning ascribed to such term in Rule 405 of the Securities Act of 1933, as amended) of Persons described in (i) through (iv), and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of Employer's equity securities.

      (c) Benefits. Executive shall be entitled, as an employee of Employer, to employee retirement and welfare benefits, perquisites and other executive benefits substantially comparable to those employee benefits made available to the senior executive management of Employer, including, but not limited to, 401(k) plan and medical benefit plan participation, but not including vacation benefits. On or before June 30, 2004, Employer shall pay Executive in cash the amount of his vacation pay that is accrued but unused and unpaid through such date.

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      (d)   Certain Legal, Financial and Tax Reimbursements. Executive shall be entitled to reimbursement by Employer for legal financial and tax planning advisory services at rates customary to the local area and for uninsured expenses associated with an annual physical examination by a physician selected by him. Employer will also reimburse Executive for reasonable attorneys' fees and expenses incurred in connection with review of this Agreement by Executive's attorney. In addition, Employer shall pay Executive an amount determined by its accountants to be equal to Executive's federal, state and local taxes on the foregoing reimbursement (the "Legal Expense Tax Gross-up") and the federal, state and local taxes on the Legal Expense Tax Gross-up, all to the end that Executive be held harmless, on an after-tax basis, from the tax impact thereof. Notwithstanding the foregoing, the total amount paid or reimbursed to Executive under this Section 3(d) (not including any tax gross-up paid pursuant to this Section 3(d)) shall not exceed a cumulative amount of $25,000 from the Effective Date through the Termination Date (as defined below).

      (e) Other Reimbursements. Executive shall be entitled to reimbursement by Employer for (i) installation of high speed satellite internet service at his Utah home plus the monthly cost of such internet service, (ii) reasonable living expenses associated with his performing of services for the Company while in Canton, Ohio, (iii) first-class air travel between his home in Utah and Canton, Ohio and (iv) up to $1,000 in moving expenses for personal items he will keep in his office while working in Canton, Ohio. In addition, Employer shall pay Executive an amount determined by its accountants to be equal to Executive's federal, state and local taxes on the foregoing reimbursements (the "Other Reimbursements Tax Gross-up") and the federal, state and local taxes on the Other Reimbursements Tax Gross-up, all to the end that Executive be held harmless, on an after-tax basis, from the tax impact thereof.

      (f) Automobile. As of the Effective Date, the Company shall purchase Executive's personal automobile at its then-current market value. During his employment with the Company, Executive shall be permitted to use such Company car for his personal and business use.

      (g) Expenses. Executive shall be entitled to reimbursement by Employer for his ordinary and necessary business expenses incurred in the performance of his duties under this Agreement if supported by reasonable documentation as required by Employer in accordance with its usual practices.

      (h) Liability for Taxes. Except as otherwise provided in Section 3(d), 3(e) and Section 4(c), Employer shall have no liability for any tax liability of Executive attributable to any payment made under this Agreement except for customary employer liability for federal and state employee taxes (e.g., social security, Medicare, etc.). Employer may withhold from any such payment such amounts as may be required by applicable provisions of the Internal Revenue Code, other tax laws, and the rules and regulations of the Internal Revenue Service and other tax agencies in effect at the time of any such payment.

      4.    Termination of Employment.

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      (a)   Termination and Notice. Notwithstanding any other provision contained in this Agreement, either Executive or Employer may terminate Executive's employment hereunder at any time for any reason at its or his election upon at least thirty (30) days' prior written notice (a "Termination Notice") to the other. A Termination Notice shall be effective upon delivery to the other party and the termination shall be effective as of the date set forth in such Termination Notice (hereinafter, the "Termination Date"). In the event of Executive's death, the Termination Date shall be the date of death and no Termination Notice shall be required.

      (b) Executive's Entitlement Upon Termination. Upon any termination of this Agreement as described in Section 4(a), Executive shall be entitled to the following:

            (i) Executive, or his heirs or legal representatives, in the event of Executive's death, shall receive (A) the sum of (1) Executive's Base Compensation through the Termination Date to the extent not theretofore paid, (2) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by Executive as of the Termination Date to the extent not theretofore paid and (3) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive as of the Termination Date to the extent not theretofore paid and (B) all benefits accrued by him as of the Termination Date under all qualified and nonqualified retirement, pension, profit sharing and similar plans of the Company to such extent, in such manner and at such time as are provided under the terms of such plans and arrangements.

            (ii) Executive and his spouse shall be entitled to continued health benefits on the same basis as if Executive had continued as an active employee of Employer; provided, however, that such continued coverage shall cease with respect to Executive whenever he attains Medicare benefit eligibility and shall cease with respect to Executive's spouse whenever she attains Medicare benefit eligibility. For two years following the Termination Date, Employer shall bear the full cost thereof, and thereafter Executive shall bear such cost at Employer's COBRA rate. With the approval of Executive, which approval shall not be unreasonably withheld, Employer may provide the foregoing coverage through the acquisition of insurance or other means provided that the benefits are substantially similar to the benefits provided under Employer's health benefit plans as in effect from time to time.

            (iii) If a Change in Control occurs within six (6) months following the Termination Date, Executive shall receive the $1,000,000 Special Retention Bonus on the closing date of such Change in Control transaction.

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      All of the above severance payments and benefits shall be subject to normal withholding of taxes and other authorized deductions. Executive acknowledges and agrees that the provisions of this Section 4(b) state his entire and exclusive rights, entitlements and remedies against Employer, its successors, assigns, affiliates, employees and representatives for termination of his employment. The payments provided in this Section 4(b) are conditioned upon and subject to the Executive complying with the restrictive covenants provided in Sections 5 and 6 hereof and upon the Executive executing a general release and waiver (in a form substantially similar to the form attached hereto as Exhibit A). Except as provided in Section 4(c), if applicable, Employer shall have no additional obligations under this Agreement.

      (c)   Certain Additional Obligations of Employer.

            (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any economic benefit or payment or distribution by Employer to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any Applicable Interest and Penalties (as defined below) with respect to such excise tax (such excise tax, together with any Applicable Interest and Penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up-Payment") in an amount such that after payment by Executive of all taxes (including any Applicable Interest and Penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of this Agreement, "Applicable Interest and Penalties" means all interest and penalties payable by Executive with respect to excise tax imposed under Section 4999 of the Internal Revenue Code other than interest or penalties determined by the Accounting Firm (as defined below) to be primarily attributable to unreasonable delay on the part of Executive.

            (ii) Subject to the provisions of Section 4(c)(iii), all determinations required to be made under this Section 4(c), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by Employer's regular outside independent public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to Employer and Executive within 15 business days of the Effective Date of Termination, if applicable, or such earlier time as is requested by Employer. The initial Gross-Up Payment, if any, as determined pursuant to this
                  Section 4(c)(ii), shall be paid to Executive within 5 days of the receipt of the Accounting Firm's determination. Any determination

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

                  by the Accounting Firm shall be binding upon Employer and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Employer should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Employer exhausts its remedies pursuant to Section 4(c)(iii) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Executive.

            (iii) Executive shall notify Employer in writing of any claim by the
                  Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the later of either (i) the date Executive has actual knowledge of such claim, or (ii) ten days after the Internal Revenue Service issues to Executive either a written report proposing imposition of the Excise Tax or a statutory notice of deficiency with respect thereto, and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which he gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall: (i) give Employer any information reasonably requested by Employer relating to such claim, (ii) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer, (iii) cooperate with Employer in good faith in order effectively to contest such claim, (iv) permit Employer to participate in any proceedings relating to such claim; provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such contest. Without limitation of the foregoing provisions of this Section 4(c)(iii), Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing

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

                  authority in respect of such claim and may, at its sole option, either direct Executive to request or accede to a request for an extension of the statute of limitations with respect only to the tax claimed, or pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Executive to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations requested or acceded to by Executive at Employer's request and relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (iv) If, after the receipt by Executive of an amount advanced by Employer pursuant to Section 4(c)(iii), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Employer's complying with the requirements of Section 4(c)(iii)) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Employer pursuant to Section 4(c)(iii), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Employer does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            (v) In the event that any state or municipality or subdivision thereof shall subject any Payment to any special tax which shall be in addition to the generally applicable income tax imposed by such state, municipality, or subdivision with respect to receipt of such

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

                  Payment, the foregoing provisions of this Section 4(c) shall apply, mutatis mutandis, with respect to such special tax.

            (vi) Employer will reimburse Executive for reasonable attorneys' fees and expenses incurred following the occurrence of a Change in Control in connection with the enforcement of any of Executive's rights under this Agreement provided that Executive substantially prevails in such action. In addition, Employer shall pay Executive an amount determined by its accountants to be equal to Executive's federal, state and local taxes on the foregoing reimbursement (the "Enforcement Expense Tax Gross-up") and the federal, state and local taxes on the Enforcement Expense Tax Gross-up, all to the end that Executive be held harmless, on an after-tax basis, from the tax impact thereof.

      5.    Nondisclosure.

      (a) Confidential Information. Executive hereby acknowledges that in connection with his employment by Employer he will be exposed to and may obtain certain information (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by Executive or otherwise has been or is made available to him) regarding the business and operations of Employer and its subsidiaries or affiliates. Executive further acknowledges that such information and procedures are unique, valuable, considered trade secrets and deemed proprietary by Employer. For purposes of this Agreement, such information and procedures shall be referred to as "Confidential Information," except that the following shall not be considered Confidential Information: (i) information disclosed on a non-confidential basis to third parties by Employer (but not by Executive in violation of this Agreement), (ii) information released from confidential treatment by written consent of Employer, and (iii) information lawfully available to the general public.

      (b) Use of Confidential Information. Executive agrees that all Confidential Information is and will remain the property of Employer. Executive further agrees, except as otherwise required by law and for disclosures occurring in the good faith performance of his duties for Employer, while employed by Employer hereunder and thereafter, to hold in the strictest confidence all Confidential Information, and not to, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information for his own benefit or profit or allow any person, entity or third party, other than Employer and authorized executives of the same, to use or otherwise gain access to any Confidential Information.

      (c) Trade Secret. It is the intention of the parties that to the extent any Confidential Information may constitute a "trade secret" as defined by Ohio law, then, in addition to the remedies set forth in this Agreement, Employer may elect to bring an

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action against Executive in the case of any actual or threatened misappropriation of any such trade secret by Executive.

      (d) No Remedy at Law. Regardless of whether any of the Confidential Information shall constitute a trade secret as defined by Ohio law, Executive expressly recognizes and agrees that the restrictions contained in this Section 5 represent a reasonable and necessary protection of the legitimate interests of Employer, that his failure to observe and comply with his covenants and agreements herein will cause irreparable harm to Employer, that it is and will continue to be difficult to ascertain the harm and damages to Employer that such a failure by Executive could cause, and that a remedy at law for such failure by Executive will be inadequate.

      6.    Non-Interference, Non-Solicitation and Non-Competition Covenants.

      (a) Acknowledgment of Access. Pursuant to this Agreement, Executive has agreed to serve as Chief Executive Officer of Employer and to comply with the non-disclosure provisions contained in Section 5 hereof. Executive recognizes and acknowledges that he will be given access to certain of Employer's Confidential Information (as defined in Section 5(a)), and have access to and authority to develop relationships with customers of Employer because of his position and status as Employer's Chief Executive Officer, which he would not otherwise attain. In consideration of the foregoing, Executive agrees to comply with the terms of this Section 6.

      (b) Restricted Period. The restraints imposed by this Section 6 shall apply for a period of one year after the Termination Date (the "Restricted Period"). In the event that any Court having jurisdiction should find that the Restricted Period is so long and/or the scope (distance) (as set forth below) is so broad as to constitute an undue hardship on Executive, then, in such event only, the Restricted Period and area limitations shall be valid for the maximum time and area for which they could be legally made and enforced.

      (c) Covenant. During the Restricted Period, Executive shall not, as an executive (other than as an executive of Employer or an affiliate thereof), employee, employer, stockholder, officer, director, partner, consultant, advisor, proprietor, lender, provider of capital or other ownership, operational or management capacity, directly or indirectly, (i) solicit or hire any employee of Employer or otherwise interfere with or disrupt the employment relationship between Employer and any employee, (ii) solicit or do business with (A) Employer's customers with whom Employer did business while Executive was employed under this Agreement, or (B) individuals or entities who Executive met as a result of his position with Employer while Executive was employed under this Agreement, that (in the case of either clause (A) or (B)) results in competition with Employer in any county, parish or other comparable jurisdiction within a state, province or nation located in North America in which any of such customers have operations (other than customers whose business relationship with Employer has terminated for at least 90 days) or in which Employer has conducted business while Executive was employed under this Agreement (collectively, the "Restricted Area"), or

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(iii) be associated with any entity engaged in the business of oil and/or gas exploration, development, production, distribution and/or marketing in the Restricted Area that results in competition with Employer (but excluding association due to ownership of less than 5% of the outstanding securities of any such entity).

      (d) Reasonableness. Executive expressly recognizes and agrees that the restraints imposed by this Section 6 are (i) reasonable as to time, geographic limitation and scope of activity to be restrained; (ii) reasonably necessary to the enjoyment by Employer of the value of its assets and to protect its legitimate interests; and (iii) not oppressive. Executive further expressly recognizes and agrees that the restraints imposed by this Section 6 represent a reasonable and necessary restriction for the protection of the legitimate interests of Employer, that the failure by the Executive to observe and comply with the covenants and agreements in this Section 6 will cause irreparable harm to Employer, that it is and will continue to be difficult to ascertain the harm and damages to Employer that such a failure by the Executive would cause, that the consideration received by the Executive for entering into these covenants and agreements is fair, that the covenants and agreements and their enforcement will not deprive Executive of his ability to earn a reasonable living in the oil and gas industry or otherwise, and that Executive has acquired knowledge and skills in his field that will allow him to obtain employment without violating these covenants and agreements. Executive further expressly acknowledges that he has been encouraged to and has consulted independent counsel, and has reviewed and considered this Agreement with that counsel before executing this Agreement.

      7. Memoranda, Notes, Records, Etc. All memoranda, notes, records, software, customer lists or other documents (including, but not limited to, those in electronic form) made or compiled by Executive or otherwise made available to him concerning the business of Employer or its subsidiaries or affiliates shall be Employer's property and shall be delivered to Employer upon the expiration or termination of Executive's employment hereunder or at any other time upon request by Employer, and Executive shall retain no copies of those documents; provided, however, that Executive may retain copies of personal information and information concerning his compensation and benefits entitlements and other employee rights. Executive shall never at any time have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of Employer.

      8. Enforcement. The parties hereto recognize that the covenants of Executive hereunder are special, unique and of extraordinary character. Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which Employer may have in the event of any breach of this Agreement, Employer shall be entitled, and hereby is expressly and irrevocably authorized by Executive, inter alia, to demand and obtain specific performance, including without limitation temporary and permanent injunctive relief, and all other appropriate equitable relief against Executive in order to enforce against Executive, or in order to prevent any breach or any threatened breach by Executive of, the covenants and agreements contained herein. In case of any breach of this Agreement, nothing herein contained shall be construed to prevent Employer from seeking such other remedy in the courts as it may elect or invoke.

      9.    Miscellaneous.

      (a) Non-Delegation of Duties. Executive may not delegate the performance of any of his obligations or duties hereunder, or assign any rights hereunder, without the prior written consent of Employer. Any such purported delegation or assignment in the absence of such written consent shall be null and void with no force or effect. Notwithstanding the foregoing, nothing herein shall prevent Executive from the appropriate delegation of tasks to other executives, employees, assistants and other service providers.

      (b) Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns and any receiver, trustee in bankruptcy or representative of the creditors of each such person. Employer shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a significant portion of its assets, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of Employer in accordance with the operation of law and such successor shall be deemed the "Employer" for purposes of this Agreement.

      (c) Survival of Covenants. Notwithstanding anything contained in this Agreement, in the event Executive's employment is terminated for any reason whatsoever, the provisions of Sections 3, 4, 5, 6, 7, 8 and 9 hereof shall survive any such termination and shall not lapse except as provided herein.

      (d) Severability/Modification. If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

      (e) Governing Law. This Agreement is entered into in Ohio, and the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of Ohio without regard to the laws of conflicts of laws thereof.

      (f) Arbitration. In the event of any dispute, controversy or claim between Employer and Executive arising out of or relating to the interpretation, application or enforcement of any provision of this Agreement (other than with respect to provisions under Section 4(c) of this Agreement), either Employer or Executive may, by written notice to the other, require such dispute or difference to be submitted to arbitration. The arbitrator shall be selected by agreement of the parties or, if they do not agree on an arbitrator within 30 days after one party has notified the other of his or its desire to have the question settled by arbitration, then the arbitrator shall be selected pursuant to the procedures of the American Arbitration Association (the "AAA") in Canton, Ohio. The determination reached in such arbitration shall be final and binding on all parties. Enforcement of the determination by such arbitrator may be sought in any court of competent jurisdiction. Unless otherwise agreed by the parties, any such arbitration shall take place in Canton, Ohio, and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA.

      (g) Effectiveness; Entire Agreement; Amendment. This Agreement contains the entire understanding and agreement between the parties relating to the subject matter hereof, and it supersedes all previous and contemporaneous negotiations, commitments, writings and understandings. Neither this Agreement nor any provision hereof may be waived, modified, amended, changed, discharged or terminated, except by an agreement in writing signed by the party against whom enforcement of any waiver, modification, change, amendment, discharge or termination is sought.

      (h) Notices. Any notice required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the party to whom notice is to be given (or to the appropriate address below), or on the third day after mailing if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, or by courier, addressed as follows, or to such other person at such other address as any party may request in writing to the other party to this Agreement:

      To Executive:           John L. Schwager
                              837 Pavasiya Circle
                              Ivins, Utah 84738

      To Employer:            Belden & Blake Corporation
                              5200 Stoneham Road
                              North Canton, Ohio 47720

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

      (i) Headings. The section headings herein are for convenience only and shall not be used in interpreting or construing this Agreement.

      (j) Indemnification. Employer shall defend and hold Executive harmless to the fullest extent permitted by applicable law in connection with any civil or criminal claim, action, suit, investigation or proceeding arising out of or relating to performance by Executive of services for, or action of Executive as a director, officer or employee of Employer, or of any other person or enterprise at the request of Employer. Expenses incurred by Executive in defending any such claim, action, suit, investigation or proceeding shall be paid by Employer in advance of the final disposition thereof upon the receipt by Employer of an undertaking by or on behalf of Executive to repay said amount if it shall ultimately be determined that Executive is not entitled to be indemnified hereunder; provided, however, that this indemnification arrangement shall not apply to a nonderivative action commenced by Employer against Executive. The foregoing shall be in addition to, and shall not be deemed to limit in any respect, any indemnification rights Executive may have by law, contract, charter, by-law or otherwise.

      IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement to be effective as of the Effective Date.

                              EXECUTIVE:

                              /s/ John L. Schwager
                              ------------------------------------------
                              John L. Schwager

                              EMPLOYER:

                              BELDEN & BLAKE CORPORATION,
                              an Ohio Corporation

                              By: /s/ William S. Price
                                  --------------------------------------
                                  William S. Price III
                                  Chairman of the Compensation Committee
                                  of the Board of Directors

                                    EXHIBIT A

                           GENERAL RELEASE AND WAIVER

            In consideration of the payments and benefits (the "Termination Benefits") to which the undersigned (the "Executive") is entitled under Section 4(b) of the 2004 Amended and Restated Employment Agreement, dated July 1, 2004 (the "Employment Agreement"), by and between the Executive and Belden & Blake Corporation (the "Employer"), and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive agrees as follows:

            1. Confirmation of Termination. The Executive's employment with the Employer shall terminate as of____________________ (the "Termination Date").

            2.    General Release and Waiver

            (a) EXECUTIVE HEREBY RELEASES, REMISES AND ACQUITS EMPLOYER AND ALL OF ITS AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, SUCCESSORS AND ASSIGNS (COLLECTIVELY REFERRED TO HEREIN AS THE "RELEASEES"), JOINTLY AND SEVERALLY, FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHICH EXECUTIVE OR EXECUTIVE'S HEIRS, SUCCESSORS OR ASSIGNS HAVE OR MAY HAVE AGAINST ANY RELEASEE ARISING ON OR PRIOR TO THE DATE OF THIS GENERAL RELEASE AND WAIVER (THIS "RELEASE") AND ANY AND ALL LIABILITY WHICH ANY SUCH RELEASEE MAY HAVE TO EXECUTIVE, WHETHER DENOMINATED CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES OR LIABILITIES ARISING FROM ANY AND ALL BASES, HOWEVER DENOMINATED, INCLUDING BUT NOT LIMITED TO THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAMILY AND MEDICAL LEAVE ACT OF 1993, TITLE VII OF THE UNITED STATES CIVIL RIGHTS ACT OF 1964, 42 U.S.C. Section 1981, THE OHIO CIVIL RIGHTS ACT, Sections 124, 4111, 4112 OR 4123 OF THE OHIO REVISED CODE ANNOTATED, OHIO COMMON LAW OR ANY OTHER FEDERAL, STATE, OR LOCAL LAW AND ANY WORKERS' COMPENSATION OR DISABILITY CLAIMS UNDER ANY SUCH LAWS. THIS RELEASE IS FOR ANY AND ALL CLAIMS INCLUDING BUT NOT LIMITED TO CLAIMS ARISING FROM AND DURING EXECUTIVE'S EMPLOYMENT RELATIONSHIP WITH EMPLOYER AND ITS AFFILIATES OR AS A RESULT OF THE TERMINATION OF SUCH RELATIONSHIP. EXECUTIVE FURTHER AGREES THAT EXECUTIVE WILL NOT FILE OR PERMIT TO BE FILED ON EXECUTIVE'S BEHALF ANY SUCH CLAIM. NOTWITHSTANDING THE PRECEDING SENTENCE OR ANY OTHER PROVISION OF THIS AGREEMENT, THIS RELEASE IS NOT INTENDED TO INTERFERE WITH EXECUTIVE'S RIGHT TO FILE A CHARGE WITH THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION IN CONNECTION WITH ANY CLAIM HE BELIEVES HE MAY HAVE AGAINST ANY OF THE RELEASEES. HOWEVER, BY EXECUTING THIS RELEASE, EXECUTIVE HEREBY WAIVES THE RIGHT TO RECOVER IN ANY PROCEEDING EXECUTIVE MAY BRING BEFORE THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR ANY STATE HUMAN RIGHTS

COMMISSION OR IN ANY PROCEEDING BROUGHT BY THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR ANY STATE HUMAN RIGHTS COMMISSION ON EXECUTIVE'S BEHALF. THIS RELEASE IS FOR ANY RELIEF, NO MATTER HOW DENOMINATED, INCLUDING, BUT NOT LIMITED TO, INJUNCTIVE RELIEF, WAGES, BACK PAY, FRONT PAY, COMPENSATORY DAMAGES, OR PUNITIVE DAMAGES. THIS RELEASE SHALL NOT APPLY TO ANY OBLIGATION OF EMPLOYER PURSUANT TO SECTION 4(c) OR, IF APPLICABLE, 4(f) OF THE EMPLOYMENT AGREEMENT OR RIGHTS OF EXECUTIVE, IF ANY, TO INDEMNIFICATION AND/OR INSURANCE WITH RESPECT TO HIS SERVICE TO OR FOR THE BENEFIT OF THE EMPLOYER AND ITS AFFILIATES AS AN EMPLOYEE, DIRECTOR OR IN ANY OTHER CAPACITY.

            (b) EXECUTIVE ACKNOWLEDGES THAT THE TERMINATION BENEFITS HE IS RECEIVING PURSUANT TO THE EMPLOYMENT AGREEMENT IN CONNECTION WITH THE FOREGOING RELEASE ARE IN ADDITION TO ANYTHING OF VALUE TO WHICH EXECUTIVE ALREADY IS ENTITLED FROM EMPLOYER.

            3.    Certain Forfeitures in Event of Breach

            The Executive acknowledges and agrees that, notwithstanding any other provision of this Agreement, in the event the Executive materially breaches any of his obligations under this Agreement, the Executive will forfeit his right to receive the Termination Benefits under the Employment Agreement to the extent not theretofore paid to him as of the date of such breach and, if already made as of the time of breach, the Executive agrees that he will reimburse the Employer, immediately, for the amount of such payment.

            4.    No Admission

            This Release does not constitute an admission of liability or wrongdoing of any kind by the Employer or its affiliates.

            5.    Heirs and Assigns

            The terms of this Release shall be binding on the Executive and his successors and assigns.

            6.    Knowing and Voluntary Waiver

            The Executive acknowledges that, by the Executive's free and voluntary act of signing below, the Executive agrees to all of the terms of this Release and intends to be legally bound thereby.

            The Executive understands and acknowledges that he may consider whether to agree to the terms contained herein for a period of twenty-one days after the Termination Date. However, the Termination Benefits will be delayed until this Release is executed and delivered to the Employer; provided that there shall be no such delay with respect to any Termination Benefit that is due to be paid upon the closing date of a

Change in Control (as defined in the Employment Agreement). The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Release.

            This Release will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by the Executive (the "Release Effective Date"). During the seven-day period prior to the Effective Date, the Executive may revoke his agreement to accept the terms hereof by serving notice in writing to the Employer of his intention to revoke. If the Executive exercises his right to revoke hereunder, he shall forfeit his right to receive any of the Termination Benefits provided for herein, and to the extent such Termination Benefits have already been provided, the Executive agrees that he will immediately reimburse the Employer for the amounts of such payment.

                                                _____________________________
                                                John L. Schwager

Acknowledgment

      STATE OF ___________________)
                                ss:
      COUNTY OF__________________)

On the ____ day of _________, 20___, before me personally came John L. Schwager who, being by me duly sworn, did depose and say that he resides at _________________; and did acknowledge and represent that he has had an opportunity to consult with attorneys and other advisers of his choosing regarding the Release attached hereto, that he has reviewed all of the terms of the Release and that he fully understands all of its provisions, including, without limitation, the general release and waiver set forth therein.

__________________
Notary Public

Date:_____________